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FOR RIVERSOURCE BOND SERIES, INC.:

EXHIBIT 77H

For RiverSource Core Bond Fund, RiverSource Income Opportunities Fund and RiverSource Limited Duration Bond Fund:

During the six-month period ended Jan. 31, 2007, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, and Ameriprise Financial, Inc. and RiverSource Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Floating Rate Fund:

During the six-month period ended Jan. 31, 2007, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, RiverSource Income Builder funds and Ameriprise Financial, Inc., through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Inflation Protected Securities Fund:

During the six-month period ended Jan. 31, 2007, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, RiverSource Income Builder funds, and Ameriprise Financial, Inc. and RiverSource Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.